                                                                    EXHIBIT 99.1

                                                          [LOGO OF PLANAR]

                    Planar Reports Strong Quarterly Results,
                 Announces New Business Initiative in Photonics

   Management Reiterates Outlook for Fiscal 2001 and Issues Guidance for 2002

BEAVERTON, OREGON, July 18, 2001 -- Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in the development and marketing of electronic information display systems, recorded strong financial results for its third quarter, ended June 29, 2001, marking seven consecutive quarters of year-over-year revenue growth.

     Sales in the third quarter were $52.4 million, a 16 percent increase over the $45.3 million reported for the same period a year ago. The quarterly sales figure is the second highest in the company's history, behind only the $54.5 recorded in the second quarter of fiscal 2001. Net income of $4.0 million for the third quarter is more than 50 percent higher than last year's third quarter result, and improved to $0.30 per diluted share over last year's $0.21 per diluted share.

     "Our ongoing efforts to win incremental business in new markets are gaining traction," said Balaji Krishnamurthy, Planar's president and CEO. "I'm particularly pleased the company could demonstrate such strong results during a time of economic uncertainty."

     Planar is also announcing a new business initiative, consistent with a stated strategy of developing new, high-growth market opportunities where the company's unique attributes can be leveraged. Planar has deployed its proprietary atomic layer deposition (ALD) technology on glass for use in electroluminescent display production since pioneering the process in the 1980s. ALD is the basis for this new program, called Photonics, with an initial focus on producing specialized optical filters for use in the telecommunications industry.

     "Planar leads the world in the use of ALD on glass, and our proprietary technology is well suited for the development of a variety of components, including those used in fiber-optic switching systems," said Krishnamurthy. "We have several initiatives underway to address opportunities for our ALD technology, with Photonics the first to reach sufficient maturity to make an announcement. Financial impact from this program is not expected to be material in the near term."

     With ALD, precise control can be maintained for depositing layers of various substances as thin as a few atoms, and the process enables atomic layer uniformity across relatively large surfaces. Compared to traditional methods used in production of optical filters, such as ion beam sputtering, ALD-produced components offer substantial cost and performance advantages to telecommunications sub-system manufacturers.

     Planar is also announcing the completion and closure of its business supplying high-performance CRTs to the military aviation market. One-time costs of $1.2 million were booked in the third quarter, in anticipation of closing the business in the first quarter of fiscal 2002. Current backlog should produce fourth quarter sales consistent with prior quarters, leading to expectations of fiscal year 2001 sales of about $22 million. Together with $8 million in estimated 2001 sales from the military AMLCD business, the exit from which was announced earlier, approximately $30 million in fiscal 2001 sales will not continue into 2002.

     Other non-recurring accounting items in the third quarter included one-time charges for the settlement of an outstanding contract dispute and the cancellation of a government research project, totaling $1.5 million. Non-recurring gains in the quarter included a reduction of estimated costs in the exit from the military AMLCD business, totaling $3.2 million. Without the impact of non-recurring items this quarter, net income per diluted share would have been $0.29.

     Gross margins for the third quarter, as a percentage of sales, reached 32.2 percent, compared to 27.8 percent in last year's third quarter. Operating expenses rose slightly compared to the year-ago quarter, to 20.6 percent from
20.2 percent.

     On a sequential basis, sales for the third quarter declined 3.7 percent from last quarter's sales. Adjusting for the exit from the military AMLCD business, which declined to zero sales revenue in the third quarter from $2.8 million in the second quarter, third quarter sales grew slightly on a sequential basis.

     Nine new design wins were achieved in the quarter, the quality of which improved over prior quarters. The company saw a slowing of the design-win cycle largely due to increased economic uncertainty. Planar's backlog dropped about $7 million during the third quarter, almost entirely due to the company's closure of the military CRT business. The backlog in the company's continuing operations remains healthy and stable.

     The medical business unit, the company's largest segment, recorded third quarter year-over-year sales growth of 8 percent, driven largely by sales of medical-grade flat-panel monitors. Increased shipments to the ATM, transit ticketing, and gasoline pump markets contributed to a strong annual growth rate of 18 percent in the industrial business segment. Sales in Planar's transportation business declined by 9 percent compared to last year's third quarter, reflecting softness in the fuel-dependent markets.

     Planar's commercial desktop monitor business, launched in October 2000, continued to demonstrate positive results with about $4 million in sales recorded in the third quarter. "While this business comprises a small fraction of the company's activities, I'm pleased that the execution of our plan is proving successful," said Krishnamurthy. "By leveraging our established supply chain for sourcing the monitors, our business model carries little inventory risk, enabling us to manage the operation for healthy asset turns."

     For the nine months ended June 29, 2001, sales reached $157.3 million, 24 percent higher than the comparable period in fiscal year 2000. Net income more than doubled to $11.1 million, or $0.86 per diluted share, from $5.4 million, or $0.46 per diluted share, in the first nine months of fiscal 2000. Quarterly and year-to-date results reflect the company's acquisition of AllBrite Technologies, and the comparative fiscal 2000 results have been restated in accordance with the pooling of interests treatment for the acquisition.

     "Year-to-date performance puts us in a good position to realize our stated targets for full-year financial results," said Krishnamurthy. "This has been possible in these challenging economic conditions due to effective strategy execution in three key areas: development of a broad set of customers in diverse markets, limited exposure to highly cyclical sectors of the economy, and the addition of incremental business in new markets."

BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

 .    The company is reiterating its expectations of $210 million in revenue for fiscal 2001, and is establishing a revenue target of $230 million for fiscal 2002. This target represents 28% year-over-year growth on continuing business.

 .    Gross margins are expected to be approximately 30 percent for the balance of fiscal 2001 and 31 percent for fiscal 2002.

 .    Operating expenses are anticipated to be about 20 percent in the remainder of fiscal 2001, and about 19 percent in 2002.

 .    The effective tax rate for fiscal 2002 is expected to rise slightly to 35 percent from 33 percent in 2001.

 .    The company continues to expect net income of approximately $1.10 per fully diluted share for fiscal 2001, and is targeting $1.35 per fully diluted share for fiscal 2002; a growth rate of 23 percent.

     Results and operational highlights for the first quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call to be broadcast live over the Internet today, July 18, 2001, beginning at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time. The call can be accessed through Planar's Web site, www.planar.com, as well as www.companyboardroom.com and other investor oriented
--------------             ------------------------
sites, and will be available for replay through August 1, 2001.

ABOUT PLANAR

     Planar Systems is a worldwide leader in the development and marketing of electronic information display systems. The company specializes in collaborative relationships with customers, designing and producing flat-panel display solutions ranging from desktop monitors for the office to high-performance displays for challenging field applications in medical, industrial and transportation markets. Founded in 1983 and publicly traded on The Nasdaq National Market as `PLNR', Planar is headquartered in Oregon, USA, and operates manufacturing and sales in the United States and Europe. For more information please visit www.planar.com.
             --------------

     # # #


     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

     The statements by Balaji Krishnamurthy and the statements in the business outlook above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: domestic and international business and economic conditions, changes in growth in the flat panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, continued success in technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission filings, including the Company's prospectus dated March 15, 2001. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

     PLANAR and the Definition of Quality are registered trademarks of Planar Systems, Inc.

CONTACT:
Stewart Clark, Investor Relations Director
503-748-6984 / stewart_clark@planar.com
               ------------------------

                              Planar Systems, Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (unaudited)


                                                     Three months ended               Nine months ended
                                            June 29, 2001     June 30, 2000    June 29, 2001     June 30, 2000
                                            -------------     -------------    -------------     -------------
Sales                                         $  52,447         $  45,331       $ 157,305         $ 126,712
Cost of sales                                    35,562            32,730         108,182            92,813
                                              ----------        ----------      ----------        ----------
Gross profit                                     16,885            12,601          49,123            33,899
Operating expenses:
  Research and development, net                   3,430             2,234           8,286             8,044
  Sales and marketing                             4,640             3,583          13,010            10,167
  General and administrative                      3,445             3,332          11,224             8,933
  Non-recurring charges                            (690)             --              (690)              200
                                              ----------        ----------      ----------        ----------
      Total operating expenses                   10,825             9,149          31,830            27,344
                                              ----------        ----------      ----------        ----------

Income from operations                            6,060             3,452          17,293             6,555

Non-operating income (expense):
  Interest, net                                    (153)             (105)           (253)             (278)
  Foreign exchange, net                              31               117            (390)            1,114
                                              ----------        ----------      ----------        ----------
      Net non-operating income (expense)           (122)               12            (643)              836
                                              ----------        ----------      ----------        ----------

Income before income taxes                        5,938             3,464          16,650             7,391
Provision for income taxes                        1,982               882           5,515             1,947
                                              ----------        ----------      ----------        ----------
Net income                                    $   3,956         $   2,582       $  11,135         $   5,444
                                              ==========        ==========      ==========        ==========

Basic net income per share                    $    0.32         $    0.22       $    0.93         $    0.47

Average shares outstanding - basic               12,276            11,617          11,974            11,548

Diluted net income per share                  $    0.30         $    0.21       $    0.86         $    0.46

Average shares outstanding - diluted             13,105            12,073          12,918            11,901

                              Planar Systems, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                   (unaudited)
                                                  Jun. 29, 2001   Sept. 29, 2000
                                                  -------------   --------------
ASSETS
Current assets:

  Cash and cash equivalents                         $  17,535      $  16,456
  Accounts receivable                                  33,881         28,516
  Inventories                                          29,810         29,728
  Other current assets                                 14,673         15,593
                                                    ----------     ----------
    Total current assets                               95,899         90,293
Property, plant and equipment, net                     26,004         27,738
Goodwill                                                3,000          3,428
Other assets                                           13,706          6,716
                                                    ----------     ----------
                                                    $ 138,609      $ 128,175
                                                    ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $  14,305      $  15,318
  Accrued compensation                                  6,935          4,870
  Current portion of long-term debt                     1,987          2,023
  Deferred revenue                                        533          1,080
  Other current liabilities                            11,569         16,130
                                                    ----------     ----------
      Total current liabilities                        35,329         39,421

Long-term debt, less current portion                   12,203         14,126
Other long-term liabilities                             1,783          1,360
                                                    ----------     ----------
      Total liabilities                                49,315         54,907

Shareholders' equity:
  Common stock                                         85,241         79,296
  Retained earnings                                    16,860          6,078
  Accumulated other comprehensive loss                (12,807)       (12,106)
                                                    ----------     ----------
      Total shareholders' equity                       89,294         73,268
                                                    ----------     ----------
                                                    $ 138,609      $ 128,175
                                                    ==========     ==========

                              Planar Systems, Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (unaudited)

                                                         Nine months ended
                                                    Jun. 29, 2001  Jun. 30, 2000
                                                    -------------  -------------
Cash flows from operating activities:
Net income                                              $ 11,135      $  5,444
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities
  Depreciation and amortization                            4,888         4,108
  Amortization of excess market value of acquired
    net assets over purchase price                          (120)         (357)
  Non-recurring charges                                   (2,042)         --
  Deferred taxes                                             (69)       (2,132)
  Foreign exchange gain                                     (390)       (1,114)
  Increase in accounts receivable                         (5,720)      (10,074)
  Increase in inventories                                   (383)       (6,667)
  Increase in other current assets                        (1,012)         (188)
  Increase (decrease) in accounts payable                   (447)        3,007
  Increase in accrued compensation                         2,669         1,597
  Increase (decrease) in deferred revenue                   (534)           94
  Increase (decrease) in other current liabilities        (1,247)        5,490
                                                        ---------     ---------
Net cash provided by (used in) operating activities        6,728          (792)

Cash flows from investing activities:

Purchase of property, plant and equipment                 (7,790)       (7,578)
Investment in a business                                  (1,533)         --
Increase in other long-term liabilities                      493           283
Net sales of short-term investments                         --           2,010
Net purchases of long-term investments                      (501)         (307)
                                                        ---------     ---------
Net cash used in investing activities                     (9,331)       (5,592)
Cash flows from financing activities:
Net payments of long-term debt                            (1,959)         (883)
Net proceeds from long-term accounts receivable             --             216
Net proceeds from issuance of capital stock                5,445         2,036
                                                        ---------     ---------
Net cash provided by financing activities                  3,486         1,369
Effect of exchange rate changes                              196           799
                                                        ---------     ---------
Net increase (decrease) in cash and cash equivalents       1,079        (4,216)
Cash and cash equivalents at beginning of period          16,456        17,904
                                                        ---------     ---------
Cash and cash equivalents at end of period              $ 17,535      $ 13,688
                                                        =========     =========